Exhibit 10.3

RESTRICTED PERFORMANCE STOCK AGREEMENT PURSUANT TO

PETMED EXPRESS, INC. 2016 EMPLOYEE EQUITY COMPENSATION

RESTRICTED STOCK PLAN

THIS RESTRICTED PERFORMANCE STOCK AGREEMENT (“Agreement”) is effective the 3rd day of August, 2022 by and between Christine Chambers (the "Participant") and PetMed Express, Inc., a Florida corporation, on behalf of itself, its subsidiaries and affiliates (collectively, the "Company") pursuant to the Company's 2016 Employee Equity Compensation Restricted Stock Plan (the "2016 Plan").

WHEREAS, the Board of Directors of the Company authorized and directed the Company to make an award of common stock to the Participant under the 2016 Plan for the purposes expressed in the 2016 Plan.

NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties hereto agree as follows:

1. Grant of Stock. In accordance with the terms of the 2016 Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant 3,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). As long as the Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such shares shall be deemed to be, and are referred to in this Agreement as, the "Restricted Performance Stock."

2. Certificates for Shares. Certificates evidencing Restricted Stock shall be deposited with the Company to be held in escrow until such Shares are released to the Participant or forfeited in accordance with this Agreement. The Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by the Participant. If any Restricted Performance Stock is forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Performance Stock and to return the Shares represented thereby to the Company's treasury.

3. Adjustments in Restricted Stock. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Compensation Committee of the Board of Directors of the Company (“Committee”) shall make equitable adjustments in the Restricted Performance Stock corresponding to adjustments made by the Committee in the number and class of shares of Common Stock which may be issued under the 2016 Plan. Any new, additional or different securities to which the Participant shall be entitled in respect of Restricted Performance Stock by reason of such adjustment shall be deemed to be Restricted Performance Stock and shall be subject to the same terms, conditions, and restrictions as the Restricted Performance Stock so adjusted.

4. Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Stock and all rights with respect to such Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Stock, subject to any dividend to be held in escrow pursuant to the terms of the 2016 Plan.

5. Forfeiture of Restricted Stock. In the event that the Company terminates the Participant’s employment for Cause (as defined in the Executive Employment Agreement (“Employment Agreement”) dated August 3, 2022 between the Company and the Participant), or the Participant terminates employment with the Company for any reason other than (i) her death or Disability (as defined in the Employment Agreement), or (ii) for Good Reason (as defined in the Employment Agreement) in connection with a Change of Control (as defined in the Employment Agreement), such event shall constitute an "Event of Forfeiture" and all Shares which at that time are Restricted Performance Stock shall thereupon be forfeited by the Participant to the Company without payment of any consideration by the Company regardless of whether or not any of the performance goals (as described below) have been met, and neither the Participant nor any successor, heir, assign or personal representative of the Participant shall have any right, title or interest in or to such Restricted Performance Stock or the certificates evidencing them.

6. Lapse of Restrictions. (a) Except as provided in subsections (b), (c) and (d) below, the Restrictions on the Restricted Performance Stock granted under this Agreement shall lapse (also referred to in this Section 6 as “Vest”) on each of the anniversaries of the effective date of this Agreement in accordance with the following schedule provided and conditioned upon that the Performance Goals (as defined below) have been achieved:

Restricted Stock	Anniversary Dates
1,000	8/3/2023
1,000	8/3/2024
1,000	8/3/2025

“Performance Goals” shall mean the Company achieving during the fiscal year ending March 31, 2023 (“FY 2023”) the specified level of revenue and adjusted EBITDA set forth in the Board of Director approved annual budget for FY 2023 (“2023 Budget”). The revenue performance measure will determine 50% and the adjusted EBITDA performance measure will determine 50% of the final number of shares of the Company that may Vest pursuant to this Agreement. Accordingly, if the Participant meets the Performance Goal for one of the two Performance Goals, then 1,500 shares will be forfeited by the Participant and only 1,500 shares will Vest in accordance with the following schedule:

Restricted Stock	Anniversary Dates
500	8/3/2023
500	8/3/2024
500	8/3/2025

If the Performance Goals for both performance measures are below specified levels, then all Shares shall be forfeited by the Participant.

(b) In the event that the Participant's employment with the Company terminates as a result of her death or Disability, a portion of the Restricted Performance Stock would Vest based on actual performance achieved up until the date of such termination. Any Shares not having met the Performance Goals would be forfeited. For example, should the Participant’s employment terminate as a result of her death or Disability following the achievement of one of the two Performance Goals, she (or her estate) would receive 1,500 Shares and would forfeit 1,500 Shares that did not meet the Performance Goals. The terms and conditions provided in this Section 6(b), shall supersede any conflicting provisions governing awards of restricted stock provided in Section 7(e) under the 2016 Plan.

(c) In the event the Participant terminates employment with the Company for Good Reason in connection with a Change of Control, a portion of the Restricted Performance Stock would Vest based on actual performance achieved up until the date of such termination. Any Shares not having met the Performance Goals would be forfeited. The terms and conditions provided in this Section 6(c), shall supersede any conflicting provisions governing awards of restricted stock provided in Section 7(f) under the 2016 Plan.

(d) In the event that the Company terminates the Participant’s employment without Cause, a portion of the Restricted Performance Stock would Vest based on actual performance achieved up until the date of such termination. Any Shares not having met the Performance Goals would be forfeited.

Upon lapse of the Restrictions in accordance with this Section 6, the Company shall, as soon as practicable thereafter, deliver to the Participant, or to the Participant's personal representative, an unrestricted certificate for the Shares with respect to which such Restrictions have lapsed.

7. Company’s Right to Redeem. The Company retains the right in its sole discretion to redeem in cash all or a portion of the Shares during the thirty (30) day period following the day the Shares Vest at the per share fair market value of the Common Stock on the day of redemption.

8. Withholding Requirements. The Company shall have the right to withhold from sums due to the Participant, or to require the Participant to remit to the Company in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such Shares.

9. Effect of Employment. Nothing contained in this Agreement shall confer upon the Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Participant.

10. Amendment. This Agreement may not be amended except with the consent of the Committee and by a written instrument duly executed by the Participant and the Company.

11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant acknowledges receipt of a copy of the 2016 Plan, which is annexed hereto, represents that she is familiar with the terms and provisions thereof and accepts the award of Shares hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the 2016 Plan or this Agreement.

12. The terms and conditions provided in this Agreement, shall supersede any conflicting provisions governing awards of restricted stock provided under the 2016 Plan.

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement effective as of the date first above written.

COMPANY:

PetMed Express, Inc.

__________________________________

Chief Executive Officer and President

PARTICIPANT:

___________________________

Christine Chambers

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